AMERICAN GROWTH FUND, INC.’S CODE OF ETHICS

American Growth Fund (“AGF”) associates are responsible for maintaining the highest ethical standards when conducting business, regardless of lesser standards that may be followed through business or community custom. In keeping with these standards, all associates must place the interests of clients and shareholders first.

AGF’s Code of Ethics requires that all associates: (1) act with integrity, competence and in an ethical manner; (2) comply with applicable U.S. federal securities laws, as well as all other applicable laws, rules and regulations; and (3) promptly report violations of the Code of Ethics to the Chief Compliance Officer
or officer of AGF. Individuals reporting suspected violations of this Code of Ethics will be protected against retribution.

AGF associates are reminded that trading on the basis of material, non-public information acquired directly or indirectly from a confidential source is a violation of Rule 10b-5 under Section 10(b) of the
Exchange Act.

As part of the Code of Ethics, AGF has adopted the guidelines and policies below to address certain aspects of AGF’s business. In the absence of specific guidelines and policies on a particular matter, associates must keep in mind and adhere to the requirements of the Code of Ethics set forth above.

It is important that all associates comply with the Code of Ethics, including its related guidelines and policies. Failure to do so could result in disciplinary action, including termination.

Questions regarding the Code of Ethics may be directed to the Chief Compliance Officer.

AGF’s code of ethics statement of general principles are listed below, and all advisory and access persons are expected to adhere to them at all times.

1. All personal securities transactions are to be conducted consistent with the code of ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual's position of trust and responsibility; and

2. No advisory or access person will take inappropriate advantage of their position.

A. "Definitions"

1. "Access person" Rule 204A-1(c) of the 1940 Act defines “access person” as any supervised person of AGF (a) who has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund; or (b) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. Due to the nature of AGF, all directors and officers are also presumed to be access persons.

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2. "Advisory person" means (a) any employee of AGF or of any company in a control relationship to
AGF, who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by AGF, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (b) any natural person in a control relationship to AGF who obtains information concerning recommendations made to AGF with regard to the purchase or sale of a security. A person does not become an "advisory person" simply by virtue of the following: (i) normally assisting in the reports, but not receiving information about current recommendations or trading; or (ii) a single instance of obtaining knowledge of current recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge.

3. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and is being acted upon.

4. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and
the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

5. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment
Company Act of 1940.

6. "Purchase or sale of a security" includes, inter alia, the purchase or sale of an instrument defined below as a security and the writing of an option to purchase or sell a security.

7. "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include;

a. Direct obligations of the United States Governments;

b. Bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

c. Shares of money market funds;

d. Shares of open-end funds excluding the American Growth Fund;

e. Shares of unit investment trusts that are invested exclusively in unaffiliated open-end funds
(UIT exchange-traded fund ARE reportable); and

f. Qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code of 1986.

8. "Security held or to be acquired" means any security as defined herein which within the most recent 15 days, (i) is or has been held, or (ii) is being or has been considered for purchase.

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B. Applicability of Restrictions and Procedures

AGF applies the code of ethics equally to all access persons. The only exempted transactions are:

1. Purchases which are part of an automatic dividend reinvestment plan.

2. Purchases and sales of shares of a mutual fund or variable annuity.

3. Purchases or sales which receive the prior approval from the Board of Directors of AGF or AGF’s
CCO because: (i) the potential harm to AGF or a client is remote; (ii) because they would be very unlikely to affect a highly institutional market, or (iii) because they clearly are not related economically to the securities to be purchased, sold or held by AGF or a client.

4. Purchases or sales which receive approval from AGF’s CCO after they have been effected because; (i) all profits earned on such purchases or sales are disgorged and given to a charity chosen by the access person in question; and (ii) AGF’s CCO determines that such purchases or sales did not harm
AGF or any AGF client.

C. Substantive Restrictions on Personal Investing Activities

The following restrictions apply to all access persons:

1. Initial Public Offerings. All access persons are prohibited from acquiring any securities in an initial public offering without receiving written prior approval from the Chief Compliance Officer.

2. Private Placements. All access persons must have, written, prior approval of any acquisition of securities in a private placement. This prior approval must take into account, among other factors, whether the investment opportunity should be reserved for an investment company and its shareholders, and whether the opportunity is being offered to the individual by virtue of his or her position with AGF. Anyone authorized to acquire securities in a private placement will be required to disclose that investment if or when they play a part in any subsequent considerations of an investment in the issuer. In such a circumstance, the investment company's decision to purchase securities of the issuer would be subject to an independent review by investment personnel with no personal interest in the issuer.

3. Blackout Periods. All portfolio managers or any other person that has current knowledge of a
Fund or client portfolio is prohibited from executing a securities transaction on a day during which AGF or a client has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn. In addition, a portfolio manager or any other person that has current knowledge of a Fund or client portfolio is prohibited from buying or selling a security within at least seven calendar days before and after AGF or a client trades in that security. Any such trades generally will be unwound or, if that is impractical, all profits from the trading will be disgorged to the appropriate investment company
(or, alternatively, to a charitable organization).

4. Ban on Short-Term Trading Profits. In addition to the blackout periods described above, all access persons, absent permission to engage in short term trading, are prohibited from profiting in the

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purchase and sale, or sale and purchase, of the same (or equivalent) securities within 30 calendar days unless prior written approval is obtained from the Chief Compliance Officer (“CCO”). Any profits realized on such short-term, non CCO approved trades will be required to be disgorged.

5. Gifts. All access persons are prohibited from receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of AGF. All gifts of any amount, other than of de minimis value, must be immediately reported in writing to the CCO.

6. Service as a Director. All access persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior written authorization based upon a determination that the board service would be consistent with the interests of AGF and its shareholders. In the relatively small number of instances in which board service is authorized, persons serving as directors should be isolated from those making investment decision concerning the companies or company as which they serve as a director through "Chinese Wall" or other procedures

D. Compliance Procedures.

The following compliance procedures have been adopted in order to assure that the above restrictions are complied with by all access persons:

1. Preclearance. All access persons must "preclear" all personal securities investments. Written approval must be obtained from AGF’s CCO prior to the order being executed. Preclearance approvals are only good for 24 hours. Subsequent purchase(s) are subject to Preclearance. AGF’s CCO must have his trades precleared by another officer of AGF.

a. Securities Under Consideration. Preclearance cannot be granted to securities that AGF or an
Access Person is recommending or considering recommending for client portfolios.

b. Allocation of Investment Opportunities. Investment opportunities may be offered to clients before AGF or its Associates may act on them.

c. Exemptions from Preclearance of non-initial public offerings and non-private placements.

1. Members of the Board of Directors who qualify as disinterested persons under the Investment Company Act of 1940.

2. Purchases and sales of mutual funds and variable annuities.

3. Noting Quarterly Transaction Reports below, not exempting Substantive Restrictions on Personal Investing Activities above, access persons who are registered Investment
Advisor Representatives are exempt from preclearance unless they wish to purchase or sell a security, that is not a mutual fund or variable annuity, that is also held in a client’s portfolio.

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2. Personal Accounts. All personal accounts held by Access Persons and their spouse, partner and children living at the same address are should be held at World Capital Brokerage, Inc. or Pershing.
Access Persons and their spouse, partner and children living at the same address that hold accounts outside of World Capital Brokerage, Inc. or Pershing may incur additional administrative fees.

3. Post-Trade Monitoring. We may from time to time monitor personal investment activity by access persons after preclearance has been granted.

4. Disclosure of Personal Holdings. All access persons are required to disclose all personal securities holdings within 10 days of commencement of employment. Statement(s) provided must current as of a date not more than 45 days prior to the individual’s commencement of employment.

5. Certification of Compliance with Codes of Ethics. All access persons are required to certify quarterly that they have read and understand the code of ethics and recognize that they are subject thereto. Further, all access persons are required to certify quarterly that they have complied with the requirements of the code of ethics.

6. Quarterly Transaction Reports. All access persons are required to submit on a quarterly basis a dated Quarterly Transaction Report as provided by AGF. Access persons are required to disclose all security transactions in detail including; transaction type, trade date, price, name of security, number of shares, name of broker and the dollar amount of transaction. Access persons must also provide copies of all statements for all accounts held regardless of whether there was a transaction in that quarter reported.

Access Persons are not required to submit:

a. Holdings reports and quarterly transaction reports for securities held in accounts over which the access person had no direct or indirect influence or control;

b. Quarterly transaction reports for transactions effected pursuant to an automatic investment plan; or

c. Quarterly transaction reports that would duplicate information included in account statements or confirmations.

7. Review by The Board of Directors. AGF's management will prepare an annual report to the board of directors that, at a minimum ---

a. Summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year;

b. Identifies any violations requiring significant remedial action during the past year; and

c. Identifies any recommended changes in existing restrictions or procedures based upon the investment company's experience under its code of ethics, evolving industry practices, or developments in applicable laws or regulations.

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E. Review Process

All monthly reports will be reconciled back to their pre-approved list by a non-interested person. The
CCO will perform an additional review.

F. Record Keeping

For a period of five years, AGF will retain;

1. A copy of and Code of Ethics (“Code”) that is currently in effect or any Code that was in effect at any time within the prior five years, including any amendments thereto;

2. A record of any violation of the Code, and any actions taken in response to such violations;

3. A record of all written acknowledgements of receipt of the Code and any amendments for each person who is currently, or within the past five years was, a Supervised Person of AGF;

4. A record of all quarterly transaction reports made by Access Persons, including any account statements or trade confirmations provided in lieu of transaction reports;

5. A record of the names of all current Access Persons, any persons who were Access Persons during the preceding five years; and

6. A record of any decision, and the reason supporting the decision, to approve an Access Person’s participant in an IPO or limited offering for a period of five years from the end of the fiscal year in which the approval is granted.

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